Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS APPOINTS JOSEPH M. DAVIE, M.D., PH.D. TO

BOARD OF DIRECTORS

PALO ALTO, Calif., January 13, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that it has appointed Joseph M. Davie, M.D., Ph.D., to the company's board of directors.

Dr. Davie, former senior vice president of research at Biogen, Inc., also previously held senior level research positions with G.D. Searle & Co., and led the department of microbiology and immunology at the Washington University School of Medicine in St. Louis. He also has experience working in the laboratory of immunology at the National Institutes of Health, and is a member of the Institute of Medicine of the National Academy of Sciences.

He has authored or co-authored more than 175 publications and has served on the editorial board of prestigious journals such as Diabetes, American Journal of Pathology and Journal of Molecular and Cellular Immunology. Dr. Davie received his Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine.

"Dr. Davie's combination of commercial biopharmaceutical experience and scientific expertise should contribute significantly to CV Therapeutics as the company continues to discover, develop and commercialize innovative new therapies," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor, for the treatment of essential hypertension and reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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